Exhibit 4.7

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (the “Agreement”) dated as of ______________ which shall be deemed to take effect from                  between China Yuchai International Limited, a company incorporated under the laws of Bermuda (the “Company”), and ___________________ (the “Indemnitee”). [To include if applicable: This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement of expenses.]

WHEREAS:

(A) It is essential to the Company to retain and attract as directors and officers the most capable persons available;

(B) It is becoming increasingly difficult for companies to attract the most qualified and experienced people to serve as officers and directors because of the tendency of increasing litigation and other challenges by stockholders and others against officers and directors of companies; and

(C) In recognition of Indemnitee’s need for substantial protection against personal liability to enhance Indemnitee’s continued and effective service to the Company, and to induce Indemnitee to provide such services to the Company as a director or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, whether or not insurance is maintained to provide coverage for Indemnitee.

NOW THEREFORE, in consideration of the foregoing and of Indemnitee’s continued service to the Company, the parties hereto agree as follows:

1. Certain Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred if:

(i) any “person” or “group”, as such terms are used in Sections 3(a)(9), 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) Hong Leong Asia Ltd or any of its Affiliates or (y) any employee benefit plan sponsored by the Company or an Affiliate, becomes a “Beneficial Owner”, as such term is used in Rule 13d-3 under the Exchange Act, of 30% or more of the “Voting Stock” (which means the capital stock of any class or classes of the Company having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of such corporation) of the Company;

(ii) one-third or more of the Board consists of individuals other than members of the Board on the date hereof (the “Incumbent Directors”); provided, however, that (x) any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds (but in no event less than two) of the directors who at the time of such election or nomination comprise the Incumbent Directors and (y) any person elected or designated a director pursuant to the Amended and Restated Shareholders Agreement with respect to the Company, dated as of November 9, 1994, shall, in the case of both (x) and (y) above, for purposes of this Agreement, be considered an Incumbent Director;

(iii) the Company adopts any plan of liquidation, or enters into any agreement, providing for the distribution of all or substantially all of its assets;

(iv) the Company combines with another company (whether or not the Company is the surviving corporation) and immediately after the combination, the stockholders of the Company immediately prior to the combination (other than stockholders who, immediately prior to the combination, were “Affiliates” of such other company) do not beneficially own, directly or indirectly, more than 70% of the Voting Stock of the combines company; or

(v) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company occurs.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon (i) the transfer, directly or indirectly, of the Company’s Special Share to Hong Leong Asia Ltd. or any of its Affiliates or (ii) any corporate reorganization or restructuring occurring, as a result of, directly or indirectly, or otherwise in connection with, the Agreement between the Company and Guangxi Yuchai Machinery Company Limited, a Sino-foreign joint stock company incorporated under the laws of the People’s Republic of China (“Yuchai”), in Yulin City on July 18-19, 2003 (“2003 Agreement”) and the subsequent agreements entered into in furtherance of the terms of the 2003 Agreement culminating in the Cooperation Agreement dated June 30, 2007.

“Expenses” shall mean any expense, liability or loss, including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any domestic or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any Proceeding relating to any Indemnifiable Event.

“Indemnifiable Event” shall mean any event or occurrence, whether occurring prior to or after the execution of this Agreement, related to the Indemnitee serving or having served as a director or an officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as an agent or representative of the Company or as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation (including, but not limited to, Yuchai), partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation or of another enterprise at the request of the Company, or by reason of anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent of the company, as described above.

“Independent Counsel” shall mean the person or body appointed in accordance with Section 3.

“Proceeding” shall mean any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution mechanism, or any other proceeding (including an action by or in the right of the Company or Yuchai), whether civil, criminal, administrative or investigative, whether predicated on the law of any jurisdiction and whether formal or informal, including, without limitation, Proceedings brought under or predicated upon the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and their respective state counterparts or any rule or regulation promulgated thereunder, or any inquiry, hearing, or investigation, whether conducted by the Company or Yuchai, a stockholder or bondholder of the Company or Yuchai, a governmental body, or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding.

“Reviewing Party” shall mean the person or body appointed in accordance with Section 3.

2. Agreement to Indemnify.

(a) General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising out of) an Indemnifiable Event, the Company shall indemnify and hold harmless Indemnitee from and against any and all Expenses to the fullest extent permitted by law applicable to the Indemnifiable Event, or as the same may exist currently or may hereafter be amended or interpreted (but in the case of any such subsequent amendments or interpretations, only to the extent that such amendments or interpretations permit the Company to provide broader indemnification rights than were permitted prior thereto). The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Bye-laws, vote of its stockholders’ or disinterested directors, or applicable law.

(b) Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding; (ii) the Proceeding is one to enforce indemnification rights under Section 5 hereof; or (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the Incumbent Directors) and Independent Counsel has approved its initiation.

(c) Expense Advances. If so requested by Indemnitee, the Company shall advance (within ten business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”), to the extent that the Company is permitted to do so under applicable law; provided that, if and to the extent the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to the reimburse the Company) for all such amounts theretofore paid in connection with the Proceeding then in question. Without affecting the generality of the foregoing, the Company may advance moneys for costs, charges and expenses incurred by the offer in defending any civil or criminal proceedings against the Indemnitee, on condition that the Indemnitee shall repay the advance if any allegation of fraud or dishonesty is proved against them. If Indemnitee has commenced or commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

(d) Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(e) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expense, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

3. Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the Proceeding at issue; after a Change in Control, the Reviewing Party shall be the Independent Counsel referred to below. With respect to all matters arising after a Change in Control (other than a Change in Control approved by a majority of Incumbent Directors) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Bye-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek advice only from Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), who is experienced in matters of corporation law and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4. Indemnification Process and Appeal

(a) Indemnification Payment. Indemnitee shall be entitled to indemnification of Expenses (to the extent permitted under applicable law), and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification, unless the Reviewing Party has given a written opinion to the Company that Indemnitee is not entitled to indemnification under applicable law.

(b) Suit to Enforced Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty days after making a demand in accordance with Section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in The City of New York, State of New York, having subject matter jurisdiction thereof and in which venue is proper or in any other court of competent jurisdiction seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee in law or equity.

(c) Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that it is not permissible under applicable law (including but not limited to where the Indemnitee is guilty of any fraud or dishonesty in relation to the Company) or under this Agreement for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because he has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5. Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in seeking (i) indemnification of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s Bye-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or (ii) recovery under directors’ and officers’ liability insurance policies maintained by the Company, but only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be. In addition, the Company shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee (to the extent that the Company is permitted to under applicable law), subject to and in accordance with Section 2(c).

6. Notification and Defense of Proceeding.

(a) Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company in writing (including a description of the nature of the Proceeding and the facts underlying the Proceeding) of the commencement thereof, and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding; but the omission so to notify the Company will not relieve it from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b) Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee under this Agreement except as otherwise provided below. Indemnitee shall have the right to employ his own counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding and such determination has been affirmed any then existing Independent Counsel, (iii) after a Change in Control the employment of counsel by Indemnitee has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which case all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii) above.

(c) Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, provided, however, that if a Change in Control has occurred the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement. The Company shall not be liable to indemnify Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at is expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7. Establishment of Trust. In the event of a Change in Control the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee (the “Trust”) and from time to time upon written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any Proceeding relating to an Indemnifiable Event. The trustee of the Trust (the “Trustee”) will be a bank or trust company or other individual or entity chosen by the Indemnitee and reasonably accepted to the Company. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party. The terms of the Trust shall provide that (i) the Trust shall not revoked or the principal thereof invaded, without the written consent of Indemnitee, (ii) the Trustee shall advance, within ten business days of a request by Indemnitee, any and all Expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the Trust under the same circumstances for which Indemnitee would be required to reimburse the Company under Section 2(c) of this Agreement, (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be chosen by Indemnitee. Nothing in this Section 7 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the trust shall be reported as income by the Company for federal, state, local, and foreign tax purposes. The Company shall pay all costs of establishing and maintaining the Trust, and shall indemnify the Trustee against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the establishment and maintenance of the Trust.

8. Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Bye-laws, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Bye-laws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

9. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors, or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by state of law under the circumstances. Any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

11. Retroactivity. This Agreement shall be deemed to have been in effect during all periods that Indemnitee was an officer or director of the Company, regardless of the date of this Agreement.

12. Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bye-laws, or otherwise) of the amounts otherwise indemnifiable hereunder.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though he may have ceased to serve in such capacity at the time of any Proceeding.

16. Severability. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

17. Governing Law and Language. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement shall be executed in English and Chinese and both versions shall have the same legal effect. In the event of any discrepancy between the two versions, the English version shall prevail.

18. Consent Jurisdiction.

(a) The parties irrevocably agree that any United States Federal or State court in the Borough of Manhattan, The City of New York, State of New York are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement may be brought in such courts and the parties irrevocably submit to the jurisdiction of such courts.

(b) Nothing in this Section shall limit the right of any party to take any legal action or proceedings arising out of or in connection with this Agreement in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude any party from taking Proceedings in any other jurisdiction, whether concurrently or not.

19. Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand against receipt, mailed postage prepaid by certified or registered mail with return receipt requested or sent by facsimile transmission with acknowledging transmission requested and received and addressed as follows:

COMPANY:

INDEMNITEE:

Notice of change of address or facsimile number shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the earlier of the date of delivery or on the third business day after mailing.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

CHINA YUCHAI INTERNATIONAL LIMITED

By
Name:
Title : Director

Name:
Title : Director

INDEMNITEE

Name:
Title :